EXHIBIT 21.1

McDERMOTT INTERNATIONAL, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2013

NAME OF COMPANY	JURISDICTION OF ORGANIZATION
McDermott International Management, S. de RL.	Panama
J. Ray McDermott, S.A.	Panama
Hydro Marine Services, Inc.	Panama
Eastern Marine Services, Inc.	Panama
McDermott Asia Pacific Pte. Ltd.	Singapore
P.T. McDermott Indonesia	Indonesia
McDermott Caspian Contractors, Inc.	Panama
J. Ray McDermott International, Inc.	Panama
McDermott Middle East, Inc.	Panama
McDermott Eastern Hemisphere, Ltd.	Mauritius
J. Ray McDermott Underwater Services, Inc.	Panama
J. Ray McDermott de Mexico, S.A. de C.V.	Mexico
McDermott Arabia Holdings, Inc	Panama
McDermott Arabia Company Limited	Saudi Arabia
Berlian McDermott Sdn. Bhd.	Malaysia
Berlian McDermott (L) Limited	Malaysia
J. Ray McDermott (Luxemburg) S.ar.l.	Luxemburg
J. Ray Holdings, Inc.	Delaware
J. Ray McDermott Holdings, LLC.	Delaware
McDermott, Inc.	Delaware

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.